Exhibit 99.1

K. Dane Brooksher Elected to Pactiv Board of Directors

    LAKE FOREST, Ill.--(BUSINESS WIRE)--March 20, 2003--Pactiv Corporation (NYSE:PTV) today announced that K. Dane Brooksher, 64, has been elected to its board of directors. Brooksher is chairman and chief executive officer of ProLogis, the world's largest global provider of distribution services and facilities.
    Prior to joining ProLogis, Brooksher was area managing partner and Chicago office managing partner of KPMG Peat Marwick (now KPMG LLP) independent public accountants where he served on the board of directors and management committee and as international development partner for Belgium and the Netherlands.
    Brooksher, a graduate of the College of William and Mary, is a member of the board of directors of Butler Manufacturing Company and the National Association of Manufacturers. He also serves as an advisory board member of the J.L. Kellogg Graduate School of Management of Northwestern University.
    "We are very pleased to have Dane join the board of directors," said Richard L. Wambold, Pactiv chairman and chief executive officer. "His experience and leadership, particularly in the financial arena, will be of great value to Pactiv."

    Pactiv, a $2.9 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 73 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.

    CONTACT: Investor Relations Contact:
             Pactiv Corporation
             Christine Hanneman, 847/482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Pactiv Corporation
             Lisa Foss, 847/482-2704
             lfoss@pactiv.com

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